Exhibit 12.1

August 29, 2025

VIA ELECTRONIC MAIL

Pacific Stock Transfer Company

6725 Via Austi Pkwy, Suite 300

Las Vegas, Nevada 89119

Attention: Joslyn Claiborne

Re:	Green Rain Energy Holdings, Inc.
Regulation A Offering Circular on Form 1-A
File No. 024-12568

Ladies and Gentlemen:

We are counsel to Green Rain Energy Holdings, Inc., a corporation incorporated under the laws of the State of Wyoming (the “Company”).

We understand the relevant facts to be as follows.

On February 10, 2025, the Company filed a Regulation A Offering Circular on Form 1-A (the “Initial Offering Circular”) with the U.S. Securities and Exchange Commission (the “Commission”, File No. 024-12568, to register the Shares to be sold pursuant to a subscription agreement (the “Subscription Agreement”) in connection with an exempt offering conducted pursuant to Regulation A promulgated thereunder by the U.S. Securities and Exchange Commission (the “Offering”) of the offer and sale by the Company an aggregate of 800,000,000 shares of the Company’s common stock (the “Shares”), par value $.001 per share (the “Common Stock”). On February 18, 2025, February 25, 2025, March 26, 2025, April 10, 2025, April 30, 2025, May 14, 2025, May 21, 2025, June 16, 2025, July 3, 2025, July 10, 2025, July 23, 2025, and August 8, 2025, the Company filed amendments to the Initial Offering Circular with the Commission (together with the Initial Offering Circular, the “Offering Circular”). On August 15, 2025, the Commission declared the Offering Circular qualified. On August 22, 2025 and August 25, 2025, the Company filed post-qualification amendments to the Offering Circular (“Post- Qualification Amendments with the Commission (the “Post-Qualification Amendments”).

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In rendering our opinion set forth herein, we have examined and relied, as to factual matters, upon originals, or copies certified to our satisfaction, of such records, documents, certificates of officers of the Company and of public officials and other instruments, and made such other inquiries, as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We have also reviewed and relied upon the representations contained in the following documents, copies of which are annexed hereto:

(1)	Resolutions of the Board of Directors of the Company, dated August 29, 2025, authorizing the issuance of the Shares;

(2)	The form of Subscription Agreement;

(3)	The Initial Offering Circular;

(4)	The amendments to the Initial Offering Circular;

(5)	The Notice of Qualification (the “Notice of Qualification”) declaring the Registration Statement effective; and

(6)	The Post-Qualification Amendments.

Further, in connection with this opinion and in addition to the documents listed, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the orders and instructions of the Company for the issuance and delivery of the Shares.

For purposes of rendering our opinion as expressed herein, we have assumed:

(a) the legal capacity of each natural person;

(b) the legal existence of all parties to the transactions referred to in (i) the Subscription Agreement, (ii) the Offering Circular, (iii) the Notice of Qualification, and (iv) the Post-Qualification Amendments (collectively (i), (ii), (iii), and (iv), the “Transaction Documents”);

(c) the power and authority of each person to execute, deliver and perform each Transaction Document executed and delivered and to do each other act done or to be done by such person;

(d) the legality, validity, binding effect and enforceability as to each person of each Transaction Document executed and delivered or to be executed or delivered and of each other act done or to be done by such person;

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(e) that each of the parties to each of the Transaction Documents had the authority to execute and deliver each such Transaction Document to which it is a party and to perform its obligations thereunder;

(f) that each of the Transaction Documents reviewed by us has been duly authorized, executed and delivered by each of the parties thereto;

(g) that the due authorization, execution and delivery of each of the Transaction Documents reviewed by us by the parties thereto did not, and the consummation of the transactions contemplated thereby will not, violate or conflict with any provision of any judgment, order, writ, injunction or decree of any court or governmental authority, or violate or result in breach of or constitute a default or require any consent under, any provision of any other agreement, contract, instrument or obligation to which any such party is a party or by which any such party or any party’s properties is bound;

(h) that all issuances and transfers of the Shares have been duly recorded on the stock transfer records maintained by the transfer agent on behalf of the Company;

(i) the transactions referred to in the Transaction Documents have been consummated;

(k) the payment of all the required taxes and fees imposed upon the execution, filing or recording of the Transaction Documents referenced herein;

(l) that there have been no undisclosed modifications of any provision of any Transaction Document reviewed by us in connection with the rendering of the opinions set forth in this opinion letter and no undisclosed prior waiver of any right or remedy contained in the Transaction Documents;

(m) the genuineness of each signature and the completeness of each Transaction Document submitted to us, the authenticity of each Transaction Document reviewed by us as an original, the conformity to the original of each Transaction Document reviewed by us as a copy and the authenticity of the original of each Transaction Document received by us as a copy;

(n) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any Transaction Document encompassed within the due diligence review undertaken by us;

(o) the accuracy on the date of this letter as well as on the date stated in all governmental documents of each statement as to each factual matter contained in such governmental document;

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(p) that the addressee has acted in good faith, without notice of adverse claims, and has complied with all laws applicable to it that affect the transactions referred to in the Transaction Documents;

(q) that the transactions referred to in the Transaction Documents comply with all tests of good faith, fairness and conscionability required by law;

(r) that routine procedural matters such as service of process or qualification to do business in the relevant jurisdictions will be satisfied by the parties seeking to enforce the Transaction Documents;

(s) that all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law for which we are assuming responsibility are published (e.g., reported court decisions and the specialized reporting services of BNA, CCH and Prentice-Hall) or otherwise generally accessible (e.g., LEXIS or WESTLAW) in each case in a manner generally available (i.e., in terms of access and distribution following publication) to lawyers practicing in our judicial circuit;

(t) that other agreements related to the transactions referred to herein will be enforced as written;

(u) that no action, discretionary or otherwise, will be taken by or on behalf of the parties hereto in the future that might result in a violation of law;

(v) that there are no other agreements or understandings among the parties that would modify the terms of the Transaction Documents referred to herein or the respective rights or obligations of the parties to hereto;

(w) that no Shares will be issued to any affiliates of the Company;

(x) that with respect to the Transaction Documents herein and to the transactions referred to therein, there has been no mutual mistake of fact and there exists no fraud or duress; and

(y) the constitutionality and validity of all relevant laws, regulations and agency actions unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult.

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We have not reviewed any document other than the documents listed above for purposes of rendering our opinions as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with this opinion. In addition, we have not conducted any independent factual investigation of our own, but rather have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

Based upon the foregoing, we are of the opinion that the Shares may be issued in reliance upon the exemption provided by under Regulation A promulgated thereunder by the U.S. Securities and Exchange Commission. Securities Act and without any restrictive legend.

Members of our firm are members of the bar of the State of New York and New Jersey. We render no opinion herein as to matters involving the laws of any jurisdiction, including any state, territory or possession of the United States of America, including any federal securities law, rule or regulation, other than the Securities Act and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP

Lucosky Brookman LLP

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